UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C.  20549


				    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


				 Commission File Number    1-5424
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			   DELTA AIR LINES, INC.
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	  (Exact name of registrant as specified in its charter)

     Hartsfield Atlanta International Airport, Atlanta, Georgia  30320
			      (404)-715-2600
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	    (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

 Rights to Purchase Series A Junior Participating Preferred Stock, $1.00 par
		value (Currently Traded with Common  Stock)
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	 (Title of each class of securities covered by this Form)

		       Common Stock, $3.00 par value
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 (Titles of all other classes of securities for which a duty to file reports
		   under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)  [X]                   Rule 12h-3(b)(1)(i)  [ ]
   Rule 12g-4(a)(1)(ii) [ ]                   Rule 12h-3(b)(1)(ii) [ ]
   Rule 12g-4(a)(2)(i)  [ ]                   Rule 12h-3(b)(2)     [ ]
   Rule 12g-4(a)(2)(ii) [ ]                   Rule 15d-6           [ ]

Approximate number of holders of record as of the certification
		       or notice date:     0
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Delta Air Lines, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 4, 1996               By: /s/ Thomas J. Roeck, Jr.
     -------------------                  ------------------------------------
					  Thomas J. Roeck, Jr.
					  Senior Vice President-Finance
					  and Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.